Exhibit 10.52

AGREEMENT

This Agreement (“Agreement”) is entered into as of October 28, 2013 by and between Monster Energy Company (the “Company”) and Mark J. Hall (“Mark”), who agree as follows:

1.   Recitals.  This Agreement is made with reference to the following recital of essential facts:

1.1.      Mark commenced employment with the Company on or about January 21, 1997 and has served as a senior officer of the Company in accordance with (a) the employment offer letter dated January 21, 1997 and (b) the Employee Confidentiality Agreement dated December 20, 2005 (collectively, the “Existing Employment Terms”).

1.2.      Mark has requested, and the Company has agreed, subject to certain terms and conditions set forth in this Agreement, that Mark be permitted to take a sabbatical and leave of absence until December 31, 2013 (the “Sabbatical”).

1.3.      Mark and the Company have agreed to memorialize their agreement on the terms and conditions set forth below.

2.   Sabbatical.  Subject to the terms and conditions set forth in this Agreement, the Company agrees that Mark shall take a Sabbatical until December 31, 2013.  During the Sabbatical, Mark shall continue to receive all his employment benefits in accordance with the Existing Employment Terms and prevailing Company policies and procedures, but shall not be required to perform any services for, or to be present at, the business of the Company, except as provided in this Agreement.  Mark may be required, from time to time, to provide information relating to matters uniquely within Mark’s knowledge and purview.  Although Mark is not required to be present at the Company’s office during the Sabbatical, he may, if he desires, come to the office from time to time if he desires.

3.   Stock Rights and Options.  During the Sabbatical and Mark’s continued employment pursuant to this Agreement, Mark shall continue to be entitled to the benefits of his employment with the Company in accordance with the Existing Employment Terms.  Such rights shall include, without limitation, the right to exercise options and to acquire and sell stock pursuant to any Stock Option Agreements, and to receive and sell stock pursuant to any Restricted Stock Agreement and any Restricted Stock Unit Agreement and amendments thereto, if any, as specified in attached Exhibit A (collectively, the “Stock Related Agreements”).  Nothing contained in this Section 3 shall be deemed to permit trading of stock during any period that trading is prohibited under applicable securities law or Company policies.

4.   Title, Employment Description and Board Membership.

4.1.      With effect from January 1, 2014, Mark will resign as the President of the Company’s Monster Beverage Division and shall assume the title and role of Chief Brand Officer and Mark’s compensation shall be reduced to $250,000 per year payable bi-monthly in accordance with the Existing Employment Terms and the Company’s prevailing policies and procedures.  Mark shall receive the annual bonus for 2013 that he would ordinarily have been entitled to receive but reduced prorata for the period of the Sabbatical.

4.2.      Mark’s employment shall be at-will and shall be terminable by Mark or the Company at any time, for any reason, or for no reason, with or without cause or notice at any time after December 31, 2014.

(a)        Until December 31, 2014, the Company may terminate Mark’s employment only “for cause”.  For purposes of this Agreement, “for cause” means the following:  (i) Mark’s failure to substantially perform his duties thirty (30) days after the Company provides him with a written demand for such performance and specifying in detail the areas in which Mark is not performing; (ii) Mark is convicted for committing a felony involving moral turpitude or any other crime that impairs Mark’s ability to perform his duties or has the potential to negatively affect the operations or reputation of the Company; (iii) Mark engages in any act of dishonesty towards the Company which, with Mark’s intent, results in material monetary or other gain or personal enrichment to Mark, Mark’s friends, family or associates, at the expense of the Company; (iv) any material violation of Sections 5.1, 6 or 7 below, after the Company provides 30 days’ notice of the violation and an opportunity to cure (to the extent the violation can be cured); (v) any other willful act or gross misconduct by Mark that is materially harmful to the business interests of the Company, after the Company provides 30 days’ notice of the misconduct and an opportunity to cure (to the extent the misconduct can be cured).  No act or omission of Mark shall be considered “willful” if undertaken by Mark in good faith and in the reasonable belief that such act or omission was undertaken in the best interests of the Company and/or was required by law; or (vi) the death of Mark.

(b)        Until December 31, 2014, Mark may only terminate his employment “for good reason.”  For the purposes of this Agreement, “for good reason” means any of the following: (a) the Company’s material breach of this Agreement after Mark provides the Company with thirty (30) days’ written notice of the breach and an opportunity to cure (to the extent the breach can be cured), (b) a material adverse change, without Mark’s consent, to Mark’s position, responsibilities or duties, other than as described in this Agreement, which is not cured within thirty (30) days of Mark’s written notice of his objection to such change.

4.3.      Subject to compliance with the Company’s policies and procedures, Mark agrees to serve as a member of the Board of Directors of Monster Beverage Corporation (“MBC”) with effect from January 1, 2014 and continuing for at least one year.

4.4.      Notwithstanding anything contained in this Agreement, Mark shall not be required to work from the Company’s place of business and may render substantially all of his services from a location of his choosing but shall be available to attend telephonic and video conferences at such times as may reasonably be required by the Company.  Mark shall use his best efforts to attend, either in person or telephonically, all duly noticed Board meetings.  Although Mark shall not be required to work from the Company’s place of business, the Company shall provide him with an office in its place of business that is suitable and commensurate with his status, for occasions when Mark desires to work in the office on the Company’s business.

5.   Mark’s Covenants.

5.1.      During the term of his employment, and for a period of two (2) years after termination of employment or service as a Board member, whichever occurs last, Mark covenants and agrees that he shall not, directly or indirectly (a) reveal or use any Confidential Material (as defined in Section 6) or Proprietary Information (as defined in Section 7.1) except for the benefit of the Company, (b) own an interest in, operate or participate in, or be connected as an officer, director, employee, agent, independent contractor, partner, shareholder, or principal of any business entity or person producing, designing, providing, soliciting orders for, selling, distributing, or marketing non-alcoholic beverages including those which are similar to, or compete with, the products of the Company or any Affiliate (as defined below), (c) entice, induce or attempt to induce any customer, supplier, vendor, licensor, licensee or other business affiliates of the Company or any Affiliate to reduce or diminish the business it does with the Company or any Affiliate or do business with any competitor or potential competitor of the Company or any Affiliate, (d) induce or attempt to induce any employee or independent contractor of the Company or any Affiliate to terminate his, her or its employment, contract or other relationship with the Company or any Affiliate, including, without limitation, by soliciting that employee or independent contractor to do business with Mark or any affiliate or employer of Mark, or (e) undertake any employment or activity competitive with the Company’s business including, without limitation, the inducement or solicitation of the Company’s customers, if the duties or work of, in connection with, or related to such competitive employment or activity would or might cause Mark to reveal or use any Confidential Material or Proprietary Information.  For the purposes of this Agreement, “Affiliate” shall mean any partner, employee, director, shareholder, or officer of the Company or any person or entity controlled by, controlling, or under common control with, directly or indirectly, the Company or its successor in title and interest.

5.2.      Notwithstanding anything to the contrary contained in Section 5.1 (b) or (e) above, Mark shall be entitled to be a shareholder, member, employee, director, partner, and/or consultant of an entity that is engaged in producing, marketing and selling alcoholic beverages, providing such entity does not directly or indirectly compete with the Company.  Such entity shall not be regarded as competing with the Company merely because it has a business relationship with distributors with whom the Company has or has had a business relationship.  Moreover, such entity shall not be regarding as competing with the Company merely because the alcoholic beverages may be marketed and sold to the same consumers who purchase the Company’s non-alcoholic products.

5.3.      The restrictions in Section 5.1 above shall apply to any region in which the Company does business, or produces, distributes, markets or sells its products.  Mark agrees that these covenants are reasonable with respect to their duration, geographical area, and scope.  Notwithstanding any restriction in Section 5.1, (a) Mark may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 and (b) Mark may enter into a business relationship with an entity which produces alcoholic beverages and does not directly or indirectly compete with the Company but which may sell its products to entities that do business with the Company.  If a court or arbitrator of competent jurisdiction holds that the obligations of Mark pursuant to Section 5.1 above are unenforceable due to the duration, geographical areas or scope of this such, then such duration, geographical area or scope of this covenant shall be reduced to the least degree necessary to render this covenant enforceable.

5.4.      In the event of a breach by Mark of any covenant set forth in Section 5.1 above, the term of such covenant will be extended by the period of the duration of such breach, provided however that such extension shall be limited to two (2) years.  Mark acknowledges that the injury that would be suffered by the Company as a result of the breach of the provisions of Sections 5, 6 and/or 7 of this Agreement would be irreparable and that an award of monetary damages to the Company for such breach would be an inadequate remedy.  Consequently, the Company will have the right, in addition to any other rights it may have under this Agreement or applicable law, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provisions of this Agreement, and the Company will not be obligated to post bond or other security in seeking such relief.  The rights, remedies and relief provided in this Section 5.4 shall be in addition and without prejudice to the Company’s rights, remedies and relief pursuant to Section 5.6 below.

5.5.      Before initiating any legal action under Sections 5.1, 6, and/or 7 of this Agreement, the Company agrees to give Mark 30 days’ written notice and a detailed explanation of why the Company believes he is breach of the Agreement.  Notwithstanding anything to the contrary contained under Sections 4.2 and 5.6 of this Agreement, neither the Company nor Mark shall not be entitled to more than one (1) notice and opportunity to cure a true breach/default during any 12 month period.

5.6.      Mark and the Company agree that if Mark materially breaches his obligations under Sections 5.1, 6, and/or 7 of this Agreement (the “Confidentiality and Non-Compete Provisions”), damages will be sustained by the Company that are not reasonably ascertainable, and Mark and the Company have reasonably estimated a fair compensation for the losses that will be suffered by the Company as a result of such breach/es but which does not constitute compensation for all damage, harm and/or prejudice the Company will suffer (the “Liquidated Damages”).  Notwithstanding that the Liquidated Damages will not fully compensate the Company or remedy all the damage, harm and/or prejudice that will be suffered by the Company as a consequence of Mark’s breach/es of the Confidentiality and Non-Compete Provisions, and without prejudice to the Company’s rights and remedies under Section 5.4 above, the Company and Mark agree that (i) Liquidated Damages in the sum of $1,500,000 for any material breach of the Confidentiality and Non-Compete Provisions occurring within one (1) year of Mark’s termination of employment with the Company and $1,000,000 for any such material breach occurring after the 1st anniversary of Mark’s termination of employment with the Company are and will be reasonable, (ii) if Mark materially breaches any of the obligations under Section 5.1 above or 6 or 7 below, then without prejudice to the Company’s rights and remedies under Section 5.4 above, the Company shall be entitled to a payment of Liquidated Damages of $1,500,000 for any material breach occurring within one (1) year of Mark’s termination of employment with the Company, and payment of Liquidated Damages of $1,000,000 for any material breach occurring after the 1st anniversary of Mark’s termination of employment with the Company, and (iii) in consideration of the payment of such Liquidated Damages, the parties to this Agreement shall be deemed to have waived all other claims for a breach of the Confidentiality and Non-Compete Provisions except for the Company’s rights under Section 5.4.  The Parties agree that the Company’s aggregate recovery for all alleged violations of Sections 5.1, 6, and 7 is the $1,500,000 or $1,000,000 caps referenced in the preceding sentence, and that no stacking of liquidated damages amounts will occur.  The Company and Mark expressly agree that the payment of Liquidated Damages pursuant to this Section 5.6 will not fully compensate the Company or remedy all the damage, harm and/or prejudice that will be suffered by the Company as a consequence of Mark’s breach of the Confidentiality and Non-Compete Provisions and therefore shall not impair any right of the Company to seek or obtain injunctive relief pursuant to Section 5.4 above.  Mark further hereby waives the right to, and agrees that he shall not, assert that the payment of Liquidated Damages affects or impairs the Company’s right to claim injunctive relief pursuant to Section 5.4 above.

6.   Confidentiality.  Mark acknowledges that the Company has made and may in the future make available to Mark its customer identification, lists and contact information, customer preferences, plans and strategic information, product design information, software data and code, performance standards, marketing plans and information, independent contractor identification and terms of compensation, supplier and vendor information, compensation arrangements, strategic plans and information, and other confidential and/or proprietary information of the Company or any Affiliate or their respective customers including without limitation trade secrets and copyrighted materials, and confidential information provided to the Company by the Company’s customers (collectively, all of the items listed above are the “Confidential Material”).  All data, lists and compilations assembled or developed by Mark relating to the Company’s business are also deemed to be the “Confidential Material” of the Company for all purposes, and Mark hereby assigns all of Mark’s right, title and interest to such Confidential Material (now existing or later developed) to the Company.  Except as essential to Mark’s obligations to the Company, Mark will not make any disclosure, use or duplication of any of the Confidential Material.  Immediately upon request from the Company, Mark will return to the Company all Confidential Material in all forms and formats.  For the purposes of this Section, Confidential Material will not include publicly available information in the same form as maintained by the Company.

7.   Proprietary Information

7.1.      Defined.  For purposes of this Agreement, “Proprietary Information” means all information, observations, data, code, written materials, records, documents, computer programs, software, firmware, inventions, discoveries, improvements, developments, tools, machines, apparatus, appliances, designs, promotional ideas, customer and supplier lists, practices, processes, formulae, methods, techniques, know-how, trade secrets, products and/or research related to the actual or anticipated products, services, business or finances of the Company.

7.2.      Ownership.  All right, title and interest of every kind and nature in and to the Proprietary Information made, discussed, developed, secured, obtained or learned by Mark during the term of his employment with the Company is and will be the sole and exclusive property of the Company for all purposes and uses and is a “work made for hire” within the meaning of 17 USC 101, to the extent applicable to the Proprietary Information.  The covenants set forth in the preceding sentence will apply regardless of whether any Proprietary Information is made, discovered, developed, secured, obtained or learned (a) solely or jointly with others, (b) during the usual hours of work or otherwise, (c) at the request and upon the suggestion of the Company or otherwise, or (d) with the Company’s materials, tools, instruments or on the Company’s premises or otherwise.  All Proprietary Information developed, created, invented, devised, conceived or discovered by Mark that is subject to copyright protection is explicitly considered by Mark and the Company to be works made for hire to the extent permitted by law.  Mark hereby assigns to the Company all of Mark’s right, title and interest in and to all Proprietary Information.

8.   Miscellaneous Provisions.

8.1.      Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of California.

8.2.      Further Assurances.  Each party to this Agreement will execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

8.3.      Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one document.

8.4.      Attorneys’ Fees.  In the event any litigation, arbitration, or other proceeding (“Proceeding”) is initiated by any party against any other party to enforce, interpret or otherwise obtain judicial or quasi-judicial relief in connection with this Agreement, the prevailing party in such Proceeding will be entitled to recover from the unsuccessful party all costs, expenses, actual attorneys’ and expert witness fees, relating to or arising out of: (a) such Proceeding (whether or not such Proceeding proceeds to judgment); and (b) any post-judgment or post-award proceeding, including without limitation, one to enforce any judgment or award resulting from any such Proceeding.  Any such judgment or award will contain a specific provision for the recovery of all such subsequently incurred costs, expenses, actual attorneys’ and expert witness fees.

8.5.      Modification.  This Agreement may be modified only by a contract in writing executed by the party to this Agreement against whom enforcement of such modification is sought.

8.6.      Prior Understandings.  This Agreement, the Existing Employment Agreements and the Stock Related Agreements contain the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement, are intended as a final expression of such parties’ agreement with respect to such terms as are included in this Agreement, are intended as a complete and exclusive statement of the terms of such agreement, and supersede all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement.

8.7.      Partial Invalidity.  Each provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.  If any provision of this Agreement or the application of such provision to any person or circumstance will, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected by such invalidity or unenforceability, unless such provision or such application of such provision is essential to this Agreement.

8.8.      Drafting Ambiguities.  Each party to this Agreement and its legal counsel have reviewed and revised this Agreement.  The rule of construction that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or of any amendments or exhibits to this Agreement.

8.9.      Effectiveness.  This Agreement will become effective when it has been executed by all of the parties to this Agreement.

8.10.    Successors-in-Interest and Assigns.  This Agreement is binding upon and inures to the benefit of the successors-in-interest and assigns of each party to this Agreement.

9.   Arbitration of Disputes

9.1.      Any controversy or claim relating to or arising out of this Agreement or Mark’s employment shall be settled in Orange County, California by arbitration in accordance with JAMS arbitration rules applicable to employment disputes (which may be viewed on line at “http://www.jamsadr.com/rules-employment-arbitration”) (the “JAMS Rules”).  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.  Nothing in this Agreement, however, prevents Mark from initially submitting a dispute to the California Labor Commissioner, Department of Fair Employment and Housing, the EEOC, or the National Labor Relations Board, as may be required under applicable law.

9.2.      For any claims relating to or arising out of any state or federal statute or public policy (“public policy claims”): (a) the substantive and remedial provisions of the statute(s) applicable to the public policy claims shall be available to any party required to arbitrate under this agreement if those provisions would be otherwise available in court; (b) if the JAMS Rules do not already so provide, an employee submitting a public policy claim to arbitration shall be entitled to the full range of discovery provided under California Code of Civil Procedure 1283.05; (c) no employee shall be required to pay costs unique to the arbitration proceeding; and (d) the arbitrator must issue a written award setting forth the essential findings and conclusions on which the award is based.

9.3.      The parties recognize and agree that due to the nature of the Company’s business and its affect on interstate commerce, this agreement is governed by the Federal Arbitration Act as well as any applicable state or local law.

9.4.      By signing this Agreement, the parties agree to have any dispute arising out of this Agreement decided by neutral arbitration as provided by California law and understand that they are giving up any rights he or it might possess to have the dispute litigated in a court or jury trial.  By signing this Agreement, the parties are giving up their judicial rights to appeal.  If a party refuses to submit to arbitration after agreeing to this provision, he or it may be compelled to arbitrate under the authority of the California Code of Civil Procedure.  The parties’ agreement to this arbitration provision is voluntary.

Dated: 10/28/13		Dated: 10/28/13

MONSTER ENERGY COMPANY,
a Delaware corporation
By:	/s/ Mark. J. Hall
Name: Mark J. Hall		By:	/s/ Hilton H. Schlosberg
		Name:	Hilton H. Schlosberg
		Title:	Vice Chairman

EXHIBIT A

STOCK RELATED AGREEMENTS

The following Stock Related Agreements between Mark and the Company and/or HNC remain in effect:*

1.            Stock Option Agreement dated December 1, 2009;

2.            Stock Option Agreement dated December 1, 2010;

3.            Stock Option Agreement dated March 14, 2014;

4.            Restricted Stock Agreement dated June 1, 2011;

5.            Restricted Stock Agreement dated September 1, 2011;  and

6.            Restricted Stock Unit Agreement dated as of September 1, 2011.

*                   Certain rights and options under the above-mentioned Stock Related Agreements have previously been exercised.